Exhibit 10.6

EXECUTION

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (as such may be amended, amended and restated, modified, supplemented or restated from time to time, this “Guaranty”) is dated as of April 9, 2014 by RENTECH, INC., a Colorado corporation (“Guarantor”) in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (“Administrative Agent”) for the benefit of the Lender Parties (as defined in the Credit Agreement referenced below).

Reference is made to the Term Loan Credit Agreement of even date herewith by and among Rentech Nitrogen Holdings, Inc. (“Borrower”), the lenders from time to time party thereto and Credit Suisse AG, Cayman Island Branch, as Administrative Agent (as such may be amended, amended and restated, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which the Lender Parties will make loans to Borrower from time to time. Capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement.

As a condition to the closing of the Credit Agreement and the making of the Loans under the Credit Agreement, Guarantor has agreed to execute this Guaranty in favor of Administrative Agent, as herein provided.

Borrower is a wholly-owned indirect subsidiary of Guarantor and Guarantor will benefit, directly or indirectly from the financial accommodations provided by the Lender Parties to Borrower.

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Borrower by Lender Parties pursuant to the Credit Agreement and the other Loan Documents, the undersigned Guarantor hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) in favor of Administrative Agent, for itself and for the benefit of the Lender Parties, as follows:

1. Guaranty. Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of Borrower to the Lender Parties under the Credit Agreement and the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Borrower or Guarantor under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall, absent manifest error, be admissible in evidence in any action or proceeding, and shall be binding upon Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations (other than payment in full of the Guaranteed Obligations) which might otherwise constitute a defense to the obligations of Guarantor under this Guaranty, and Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

2. Taxes; Payments. Guarantor represents and warrants that it is organized and resident in the United States of America. Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes, subject to the provisions of Section 2.08 of the Credit Agreement and the related defined terms therein. Guarantor shall make all payments to Administrative Agent under this Guaranty at the Administrative Agent’s office in New York, New York. The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

3. Rights of Administrative Agent. Guarantor consents and agrees that Administrative Agent may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as Administrative Agent in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of Guarantor.

4. Certain Waivers. Guarantor waives (a) any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of Administrative Agent) of the liability of Borrower; (b) any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of Borrower; (c) the benefit of any statute of limitations affecting Guarantor’s liability hereunder; (d) any right to require Administrative Agent to proceed against Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in Administrative Agent’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Administrative Agent; (f) any bankruptcy or insolvency of the Borrower; (g) any change in ownership of the Borrower; (h) any defense based on any act or failure to act of Administrative Agent referred to in Section 3; and (i) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties including any defenses based on suretyship or impairment of collateral. Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

5. Obligations Independent. The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against Guarantor to enforce this Guaranty whether or not Borrower or any other person or entity is joined as a party.

6. Representations and Warranties. Guarantor represents and warrants that:

(a) It (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect, and (iii) has all requisite company power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) The execution, delivery and performance by Guarantor of this Guaranty and the other Loan Documents to which it is a party are within its company powers, have been duly authorized by all necessary company action, and do not (i) contravene its Constituent Documents, (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon any property or assets of Guarantor, or (iv) violate any Law (including, but not limited to, the Securities Act of 1933 and the Exchange Act and the regulations thereunder) or writ, judgment, injunction, determination or award.

(c) [Reserved]

(d) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Guarantor of this Guaranty or the other Loan Documents to which it is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or the other Loan Documents to which it is a party.

(e) Guarantor is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) This Guaranty and the other Loan Documents to which Guarantor is a party are and will be legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with their respective terms in all respects.

(g) No Default exists and no Event of Default has occurred and is continuing, or would result after giving effect to the borrowing of any Loan.

(h) Since December 31, 2013, no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(i) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Guarantor after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Guarantor or against any of its properties or revenues that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Guaranty or the other Loan Documents to which Guarantor is a party, or that involves a reasonable likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Loan Documents or the making or repayment of the Loans.

(j) Guarantor is not required to register as an “investment company” as such term is defined in the United States Investment Company Act of 1940.

(k) Guarantor has filed all U.S. federal and state tax returns and all other tax returns which are required to be filed by it in all jurisdictions and has paid all taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except where the failure to file such tax returns or pay such taxes or other amounts could not reasonably be expected to have a Material Adverse Effect or for taxes contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP. Guarantor has not entered into an agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Guarantor and is not aware of any circumstances that would cause the taxable years or other taxable periods of Guarantor not to be subject to the normally applicable statute of limitations, except as would not reasonably be expected to have a Material Adverse Effect.

(l) (i) The present fair value of Guarantor’s assets exceeds the total amount of Guarantor’s liabilities (including, without limitation, contingent liabilities), (ii) Guarantor has capital and assets sufficient to carry on its businesses, (iii) Guarantor is not engaged and is not contemplating engagement in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Guarantor does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Guarantor will not be rendered insolvent by the execution, delivery and performance of documents relating to this Guaranty or by the consummation of the transactions contemplated under this Guaranty.

(m) Guarantor has complied with its reporting obligations with respect to the Underlying Equity and the Loan Documents (i) under Sections 13 and 16 of the Exchange Act, including any required filings with the SEC and (ii) under applicable securities laws of any other jurisdiction.

(n) Guarantor has not engaged in or entered into any transaction prohibited under Section 2.15 of the Credit Agreement.

(o) Neither Guarantor nor any of its assets, properties or revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Law of any jurisdiction.

(p) The Loans are made with full recourse to Guarantor, and the Guaranteed Obligations constitute direct, general, unconditional and unsubordinated Debt of Guarantor and rank senior to all other Debt of Guarantor, except that the Guaranteed Obligations may rank pari passu to any Debt of Guarantor permitted pursuant to Section 8(d). The Guaranty is not entered into by Guarantor with the intent of facilitating a disposition of the Collateral Shares.

(q) All written information provided with respect to Guarantor and its Affiliates (including Issuer) by or on behalf of Guarantor to Administrative Agent or any Lender in connection with the negotiation, execution and delivery of this Guaranty and the other Loan Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of Guarantor and its Subsidiaries provided to Administrative Agent, was or will be, on or as of the applicable date of provision thereof, when taken as a whole, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

(r) All financial statements concerning Guarantor or any Affiliates thereof which have been or will hereafter be furnished by or on behalf of Guarantor to Administrative Agent pursuant to the Loan Documents have been or will be prepared in accordance with GAAP consistently applied and do or will, in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(s) Each material agreement to which Guarantor is a party that requires an 8-K filing by Guarantor with the SEC is in full force and effect, and Guarantor is not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which Guarantor is a party or by which Guarantor or any of its properties or assets is bound which could reasonably be expected to result in a Material Adverse Effect.

(t) All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Guarantor have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. There are no restrictions or requirements which limit Guarantor’s ability to lawfully conduct its business or perform its obligations under this Guaranty or any other Loan Document.

(u) Guarantor is not engaged in any business other than as described in its Constituent Documents.

(v) Guarantor understands that upon the occurrence of an Event of Default and the exercise of remedies pursuant to the Loan Documents, (i) the Collateral Shares may be sold which may result in substantially discounted realization value with respect to the Collateral Shares compared with the then market price and (ii)(A) a bulk sale of the Collateral Shares may occur which may result in a substantially discounted realization value with respect to the Collateral Shares compared to the then current market price and (B) a private sale of the Collateral Shares may occur which may result in less proceeds than a public sale. Guarantor acknowledges and agrees that (x) any such bulk sale or private sale shall be a commercially reasonable disposition under the Uniform Commercial Code notwithstanding any loss to it from a lower sale price, (y) the Lender Parties shall not have any liability or responsibility for any losses to Guarantor or Borrower arising from any such exercise of remedies, and (z) any such bulk sale or private sale shall not affect the validity or enforceability of this Guaranty or the obligations of Guarantor hereunder.

(w) On the Closing Date, Guarantor owns all of the outstanding Equity Interests of Rentech Development Corporation, and Rentech Development Corporation owns all of the outstanding Equity Interests of the Borrower.

(x) (i) Neither Guarantor nor any of its Subsidiaries are, and to Guarantor’s knowledge none of its or their respective Affiliates are, in violation of any requirement of Law relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act, and any other enabling legislation or executive order relating thereto, and other federal, state, local or foreign laws relating to “know your customer” and antimony laundering rules and regulations.

(ii) Neither Guarantor nor any of its Subsidiaries and, to Guarantor’s knowledge, none of its or their respective Affiliates and no broker or other agent of any Loan Party acting in any capacity in connection with the Loan Documents is any of the following: (A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulation; (B) a Person owned or controlled by, or acting on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulation; (C) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable AML Law; (D) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or other applicable OFAC regulations; or (E) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, currently available at www.treas.gov/offices/enforcement/ofac/ or any replacement website or other replacement official publication of such list.

(iii) Neither Guarantor nor any of its Subsidiaries and, to Guarantor’s knowledge, none of its or their respective Affiliates and no broker or other agent of any Loan Party acting in any capacity in connection with the Facility (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause (ii) above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable OFAC regulations, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law.

(iv) No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official governmental capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Laws.

If Guarantor acquires or forms any Subsidiary, each of the foregoing representations and warranties referring to any Subsidiary of Guarantor shall be thereafter deemed modified to cover, on a prospective basis, Guarantor and its respective Subsidiaries (including such Guarantor’s newly acquired or formed Subsidiary), mutatis mutandis.

7. Affirmative Covenants. Guarantor shall:

(a) Existence. Preserve and maintain its existence and material rights and franchises.

(b) Reporting Requirements. Furnish to Administrative Agent or cause to be furnished to Administrative Agent:

(i) as soon as available, but in any event within ninety (90) days after the end of each of its fiscal years, Guarantor’s annual audited consolidated financial statements, including all notes thereto, which statements shall include a consolidated statement of financial position as of the end of the relevant fiscal year and a statement of operations and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP (and if in conformity with GAAP) and accompanied by an unqualified report and opinion of independent certified public accountants with an accounting firm of national standing and reputation, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the consolidated financial position of Guarantor as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP (and, if in conformity with GAAP), consistently applied;

(ii) as soon as available, but in any event no later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor, Guarantor’s quarterly unaudited consolidated financial statements prepared in respect of such fiscal quarter and for the portion of Guarantor’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Guarantor in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with such distributions or filing with the SEC, copies of all financial reports distributed by or on behalf of Guarantor to all of its shareholders;

(iv) [reserved];

(v) copies of all general communications delivered by Guarantor to all shareholders of Guarantor within two (2) Business Days of the day such communications were first delivered to such shareholders or filed with the SEC; and

(vi) promptly, and in any event within two (2) Business Days after receipt thereof by Guarantor or any Affiliate of Guarantor, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other similar inquiry by such agency regarding Guarantor or any Loan Party (for the avoidance of doubt, routine trading inquiries not involving any Loan Party shall not be covered by this clause (vi));

(vii) as soon as possible and in any event within two (2) Business Days after Guarantor obtains actual knowledge of the occurrence of (A) any Event of Default or Default or (B) any actual or threatened litigation or other event which, if adversely determined to Guarantor, could reasonably be expected to result in a Material Adverse Effect, a statement of a Responsible Officer of Guarantor setting forth the details thereof and the action which Guarantor has taken and proposes to take with respect thereto;

(viii) promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Guarantor, other than MNPI, as Administrative Agent may from time to time reasonably request.

Guarantor shall use commercially reasonable efforts to not provide any MNPI in any document or notice required to be delivered pursuant to, or in connection with, this Guaranty or any other Loan Document to any Lender Party. Guarantor acknowledges and agrees that if any Lender Party or any of its Affiliates, acting in such capacities in connection with the Facility, received from Guarantor or any of its Affiliates any such MNPI, such Lender Party or Affiliate may disclose such MNPI publicly in connection with any foreclosure.

Guarantor hereby acknowledges that the Lender Parties acting in their respective capacities in connection with this Guaranty and any other Loan Document as such do not wish to receive MNPI. Guarantor hereby agrees that upon provision of any materials or information provided by or on behalf of Guarantor hereunder (collectively, “Guarantor Materials”), Guarantor shall be deemed to (x) have represented that such Guarantor Materials contain no MNPI and (y) have authorized each Lender Party to treat such Guarantor Materials as not containing any MNPI; provided, however, that (i) to the extent such Guarantor Materials constitute Information, they shall be treated as set forth in Section 8.12 of the Credit Agreement) and (ii) to the extent such Guarantor Materials contains MNPI, Guarantor shall so notify the Lender Parties. Each Lender Party acknowledges that Guarantor may withhold information otherwise required to be delivered pursuant to any Loan Document to the extent Guarantor believes in good faith that such information constitutes MNPI, and Guarantor shall not be deemed to have failed to comply with any requirement to deliver such information.

Documents required to be delivered pursuant to clause (i), (ii), (iii) or (v) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Guarantor posts such documents, or provides a link thereto on Guarantor’s website on the Internet at the website address listed in Section 8.02 of the Credit Agreement; provided that: (i) if Administrative Agent so requests, Guarantor shall deliver paper copies of such documents to Administrative Agent until a written request to cease delivering paper copies is given by Administrative Agent and (ii) Guarantor shall notify (which may be by facsimile or electronic mail) Administrative Agent of the posting of any such documents. For the avoidance of doubt, Guarantor may deliver any documents via facsimile or electronic mail in accordance with Section 8.02 of the Credit Agreement.

(c) Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including: (i) all material taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that Guarantor shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; and (ii) all lawful claims which, if unpaid, would become a Lien on its property.

(d) Keeping of Books. Keep proper books of record and account as are necessary to prepare financial statements in accordance with GAAP.

(e) Inspection Rights. At any reasonable time during normal business hours and upon reasonable prior notice, from time to time permit any Lender Party or any agent or representative thereof (in each case, subject to Section 8.12 of the Credit Agreement) to (i) visit and inspect the properties of Guarantor and discuss the affairs, finances, assets and accounts of Guarantor with any of Guarantor’s officers, directors or other representatives and (ii) discuss the affairs, finances, assets and accounts of Guarantor with Guarantor’s independent certified public accountants and to examine and make copies of and abstracts from their records and books of account, all at the expense of Guarantor; provided, however, that after the occurrence of an Event of Default, any Lender Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Guarantor at any time during normal business hours and without advance notice.

(f) Compliance with Laws. Comply with all disclosure / filing requirements of applicable Law associated with entering into the Guaranty and the other Loan Documents to which Guarantor is a party and comply with all other requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

(g) AML Laws. Carry out its business in compliance with, and direct its Affiliates to carry out their businesses to enable Guarantor to comply with, each of the representations and warranties under Section 6(x).

(h) Further Assurance. Upon the request of Administrative Agent, it shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as may be reasonably requested by Administrative Agent from time to time, to carry out the provisions and purposes of this Guaranty and the other Loan Documents.

8. Negative Covenants. Guarantor shall not, directly or indirectly:

(a) Restricted Transactions. Enter into any transactions prohibited by Section 2.15 of the Credit Agreement, or take any action which could reasonably be expected to create any restrictions on transfer or disposition of the Collateral Shares or otherwise cause the representations and warranties in Section 4.01(p) or (q) of the Credit Agreement to be inaccurate as of any date.

(b) Investment Company. Become an “investment company,” as such term is defined in the United States Investment Company Act of 1940.

(c) Compliance with Margin Regulations. Take any action with respect to the Loan Documents that would result in a violation of Regulation T, U, or X.

(d) Additional Debt. Create, incur, assume or suffer to exist any Debt, or permit any Subsidiary (other than any Issuer Entity) to create, incur, assume or suffer to exist any Debt, other than (i) a senior secured revolving credit facility entered into by Guarantor having a principal amount not in excess of $50,000,000 less the total commitments under the Debt referred to in clause (2) of Schedule 8(d)-1 (or any extensions, renewals, refinancings and replacements thereof), and Guarantees thereof by Subsidiaries of Guarantor, together with any Swap Agreements or cash management agreements, in each case, permitted to be secured thereunder (“Related Revolving Obligations”), (ii) Debt of a Subsidiary of Guarantor to Guarantor for intercompany loans, (iii) Debt existing on the date hereof and listed on Schedule 8(d)-1, and extensions, renewals, refinancings and replacements thereof, provided that no such extension, renewal, refinancing or replacement shall result in an increase in the outstanding principal amount of such Debt in excess of that in effect immediately prior to giving effect to such extension, renewal, refinancing or replacement except by an amount equal to any premium, accrued interest, and reasonable fees and expenses incurred in connection therewith and (iv) Debt described on Schedule 8(d)-2.

(e) Limitation of Liens. Create, incur, assume or suffer to exist any Lien, or permit any Subsidiary of Guarantor (other than any Issuer Entity) to create, incur, assume or suffer to exist any Lien, other than (i) the Liens securing the senior secured revolving credit facility entered into by Guarantor referred to in Section 8(d)(i) above) and securing the Guarantees thereof and Related Revolving Obligations, (ii) Liens created under the Loan Documents, (iii) Liens existing on the date hereof and listed on Schedule 8(e)-1 and extensions, refinancings, renewals and replacements thereof, provided that no such extension, renewal, refinancing or replacement shall result in an increase in the outstanding principal amount of obligations secured by such Lien or the assets covered by such Lien in excess of that in effect immediately prior to giving effect to such extension, renewal, refinancing or replacement except by an amount equal to any premium, accrued interest, and reasonable fees and expenses incurred in connection therewith, and (iv) Liens described on Schedule 8(e)-2.

(f) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of its property and assets (whether now owned or hereafter acquired) of to any Person, except that Guarantor may merge with any Subsidiary of Guarantor (other than Borrower and any Issuing Entity) or any other Person, provided that Guarantor shall be the surviving corporation.

(g) Limitation on Exercise of Registration Rights. Exercise, or permit any Subsidiary to exercise, more than two demand registration rights under Section 7.12 of the Partnership Agreement with respect to any Underlying Equity unless the Secured Party has previously exercised the rights to require registration of Underlying Equity specified in Section 4(l) of the Pledge Agreement.

9. Subrogation. Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of Administrative Agent or facilities provided by Administrative Agent with respect to the Guaranteed Obligations are terminated. If any amounts are paid to Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Administrative Agent and shall forthwith be paid to Administrative Agent to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable (other than contingent indemnity obligations) under this Guaranty are indefeasibly paid in full in cash and any commitments of Administrative Agent or facilities provided by Administrative Agent with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrower or Guarantor is made, or Administrative Agent exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not Administrative Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Guarantor under this paragraph shall survive termination of this Guaranty.

11. Subordination. Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to Guarantor, whether now existing or hereafter arising, including but not limited to, any obligation of Borrower to Guarantor as subrogee of Administrative Agent or any Lender Party or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If Administrative Agent so requests, any such obligation or indebtedness of Borrower to Guarantor shall be enforced and performance received by Guarantor as trustee for Administrative Agent and the proceeds thereof shall be paid over to Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

12. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against Guarantor or Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Administrative Agent.

13. Expenses. Guarantor shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of Administrative Agent’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of Administrative Agent in any proceeding under any Debtor Relief Laws. The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

14. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Administrative Agent and Guarantor. No failure by Administrative Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by Administrative Agent and Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantor for the benefit of Administrative Agent or any term or provision thereof.

15. Condition of Borrower. Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and any other guarantor such information concerning the financial condition, business and operations of Borrower and any such other guarantor as Guarantor requires, and that no Lender Party has any duty, and Guarantor is not relying on any Lender Party at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of Borrower or any other guarantor (the guarantor waiving any duty on the part of any Lender Party to disclose such information and any defense relating to the failure to provide the same).

16. Survival of Representations. All representations and warranties made hereunder or in connection herewith shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each other Lender Party, regardless of any investigation made by Administrative Agent or any other Lender Party or on their behalf and notwithstanding that Administrative Agent or any other Lender Party may have had notice or knowledge of any Default or Event of Default, and shall continue in full force and effect as long as any Loan or any Guaranteed Obligation hereunder shall remain unpaid or unsatisfied.

17. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Guarantor acknowledges and agrees that: (a) (i) the services regarding this Guaranty provided by Administrative Agent, the other Lender Parties and their respective Affiliates are arm’s-length commercial transactions between Guarantor and its Affiliates, on the one hand, and Administrative Agent and its Affiliates and the other Lender Parties, on the other hand, (ii) Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) Administrative Agent and each other Lender Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Guarantor or any of its Affiliates, or any other Person and (ii) Administrative Agent and the other Lender Parties have no obligation to Guarantor or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Administrative Agent, the other Lender Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Guarantor and its Affiliates, and Administrative Agent and the other Lender Parties have no obligations to disclose any of such interests to Guarantor or any of its Affiliates. To the fullest extent permitted by law, Guarantor hereby waives and releases any claims that it may have against Administrative Agent, any other Lender Party or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

18. USA PATRIOT Act Notice. Each Lender Party that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any other Lender Party) hereby notifies Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Guarantor, which information includes the name and address of Guarantor and other information that will allow such Lender Party or Administrative Agent, as applicable, to identify Guarantor in accordance with the Act. Guarantor agrees to promptly provide any Lender Party or Administrative Agent with all of the information requested by such Person to the extent such Person deems such information reasonably necessary to identify Guarantor in accordance with the Act.

19. Credit Agreement. Guarantor acknowledges receipt of a copy of the Credit Agreement, the Pledge Agreement and the other Loan Documents.

20. Setoff. If an Event of Default shall have occurred and be continuing, Administrative Agent and each other Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Administrative Agent or such Lender Party or any such Affiliate, to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty or any other Loan Document to Administrative Agent or such Lender Party or its Affiliates, irrespective of whether or not such Person or Affiliate shall have made any demand hereunder or under any other Loan Document and although such obligations of Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Person or Lender Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Administrative Agent and each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Administrative Agent and such Lender Party or its Affiliates may have. Each Lender Party agrees to notify Guarantor and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

21. Indemnification; Consequential Damages and Survival.

(a) Guarantor shall indemnify Administrative Agent (and any sub-agent thereof), each other Lender Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Guarantor or any Related Party of Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Guaranty and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Guarantor or any Related Party of Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(b) To the fullest extent permitted by applicable Law, Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Guaranty or the other Loan Documents or the transactions contemplated hereby or thereby.

(c) All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(d) The obligations of Guarantor under this Section shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

22. Governing Law; Assignment; Jurisdiction; Notices. This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law. This Guaranty shall (a) bind Guarantor and its successors and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of Administrative Agent and its successors and assigns and Administrative Agent may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. Guarantor hereby irrevocably (i) submits to the exclusive jurisdiction of the United States District Court of the Southern District of the State of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York County (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court, (iii) waives to the fullest extent permitted by law (A) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any such Federal or state court and (B) any defense asserting an inconvenient forum in connection therewith, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Loan Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against Guarantor or the properties of such party in the courts of any jurisdiction. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a) of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law. Guarantor agrees that Administrative Agent may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations hereunder any and all information in Administrative Agent’s possession concerning Guarantor, this Guaranty and any security for this Guaranty. All notices and other communications to Guarantor and Administrative Agent under this Guaranty shall be in writing and shall be delivered in the manner set forth in Section 8.02 of the Credit Agreement to the addresses specified therein for such Person.

23. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

24. Enforcement of Guaranty. Administrative Agent may enforce this Guaranty with respect to all or a portion of the Guaranteed Obligations. Guarantor hereby acknowledges that no failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall the single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

25. Entire Agreement. This Guaranty and the other Loan Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

Executed as of the date first set forth above.

RENTECH INC.

By:	/s/ Dan Cohrs
Name:	Dan Cohrs
Title:	Vice President and Treasurer

Signature Page to Guaranty Agreement

SCHEDULE 8(d)-1

EXISTING DEBT

1.	Put Option Agreement, dated as of the date hereof, between Darkstone, LLC and Credit Suisse AG, Cayman Islands Branch, as collateral agent

2.	Credit Agreement dated as of November 25, 2013 between Rentech, Inc. and Bank of Montreal, as amended on April 8, 2014 in an amount up to $10,000,000.

3.	Guarantee Agreement, dated as of April 30, 2013 by Rentech, Inc. in favor or Quebec Stevedoring Limited.

4.	Indemnity Agreement, dated June 7, 2013 by Rentech, Inc. in favor of Ontario Power Generation.

5.	Letter of Credit issued to Her Majesty The Queen in Right Of Ontario as Represented By The Minister of Northern Development, Mines and Forestry in the amount of approximately $350,000, fully cash collateralized and issued by Union Bank.

6.	Note Purchase Agreement between Fulghum Fibres, Inc. and the “Holders” (as defined therein), dated November 24, 1997, as amended certain (i) First Amendment to Note Purchase Agreement dated September 30, 1998, (ii) First [sic] Amendment to Note Purchase Agreement dated May 9, 2000, (iii) Third Amendment to Note Purchase Agreement dated November 21, 2001, (iv) Fourth Amendment to Note Purchase Agreement dated December 1, 2002, (v) Fifth Amendment to Note Purchase Agreement dated August 31, 2005, (vi) Sixth Amendment to Note Purchase Agreement dated May 31, 2006, (vii) Seventh Amendment to Note Purchase Agreement dated June 15, 2007, (viii) Eighth Amendment to Note Purchase Agreement dated July 25, 2008, (ix) Ninth Amendment to Note Purchase Agreement dated April 12, 2011, and (x) Tenth Amendment to Note Purchase Agreement dated May 1, 2013, together with the “Financing Documents” (as defined therein). The aggregate outstanding principal and accrued interest owing as of the date hereof is approximately $770,000.

7.	Note Purchase Agreement dated September 30, 1998, between Fulghum Fibres Florida, Inc., and the “Holders” (as defined therein), as amended by that certain First Amendment to Note Purchase Agreement dated October 23, 2001, and as amended and restated in that certain Amended and Restated Note Purchase Agreement dated as of August 31, 2005, as amended by that certain (i) First Amendment to Amended and Restated Note Purchase Agreement dated May 31, 2006 (ii) Second Amendment to Amended and Restated Note Purchase Agreement dated June 15, 2007, (iii) Third Amendment to Amended and Restated Note Purchase Agreement dated July 25, 2008, (iv) Fourth Amendment to Amended and Restated Note Purchase Agreement dated on or about April 12, 2011, and (v) Fifth Amendment to Amended and Restated Note Purchase Agreement dated on May, 2013, together with the “Financing Documents” (as defined therein). The aggregate outstanding principal and accrued interest owing as of the date hereof is approximately $7,650,000.

Schedule 8(d)-1 to Guaranty

8.	Note Purchase Agreement between Fulghum Fibres, Inc. and the “Holders” (as defined therein), dated August 31, 2005, as amended by that certain (i) First Amendment to 2005 (August) Note Purchase Agreement dated May 31, 2006, (ii) Second Amendment to 2005 (August) Note Purchase Agreement dated June 15, 2007, (iii) Third Amendment to 2005 (August) Note Purchase Agreement dated July 25, 2008, (iv) Fourth Amendment to 2005 (August) Note Purchase Agreement dated April 12, 2011, and (v) Fifth Amendment to 2005 (August) Note Purchase Agreement dated May 1, 2013, together with the “Financing Documents” (as defined therein). The aggregate outstanding principal and accrued interest owing as of the date hereof is approximately $3,640,000.

9.	Note Purchase Agreement between Fulghum Fibres, Inc. and the “Holders” (as defined therein), dated May 31, 2006, as amended by that certain (i) First Amendment to Note Purchase Agreement dated June 15, 2007, (ii) Second Amendment to Note Purchase Agreement dated July 25, 2008, (iii) Third Amendment to Note Purchase Agreement dated April 12, 2011 and (iv) Fourth Amendment to Note Purchase Agreement dated May 1, 2013, together with the “Financing Documents” (as defined therein). The aggregate outstanding principal and accrued interest owing as of the date hereof is approximately $2,050,000.

10.	Note Purchase Agreement between Fulghum Fibres, Inc. and the “Holders” (as defined therein), dated June 15, 2007, as amended by that certain (i) First Amendment to Note Purchase Agreement dated July 25, 2008, (ii) Second Amendment to Note Purchase Agreement dated April 12, 2011, and (iii) Third Amendment to Note Purchase Agreement dated May 1, 2013, together with the “Financing Documents” (as defined therein). The aggregate outstanding principal and accrued interest owing as of the date hereof is approximately $25,200,000.

11.	Notes Payable in favor of Banco de Crédito e Inversiones by Fulghum Fibres Chile, S.A. up to an aggregate amount of $1,280,000.

12.	Notes Payable in favor of Banco BICE by Fulghum Fibres Chile, S.A. up to an aggregate amount of $1,760,000.

13.	Notes Payable in favor of Santander by Fulghum Fibres Chile, S.A. up to an aggregate amount of $151,000.

14.	Notes Payable in favor of Banco de Crédito e Inversiones by Forestral Pacifico S.A. up to an aggregate amount of $200,000.

15.	Notes Payable in favor of Banco BICE by Forestral Los Andes S.A. up to an aggregate amount of $1,200,000.

Schedule 8(d)-1 to Guaranty

SCHEDULE 8(d)-2

PERMITTED DEBT

(1) (a) Debt of any Subsidiary of Guarantor incurred to finance the construction or improvement of any fixed or capital asset constituting a Specified Property or any part thereof; provided that (i) such Debt is incurred prior to or within 180 days after the completion of construction or improvement of such fixed or capital asset, (ii) the aggregate outstanding principal amount of such Debt does not exceed at any time the lesser of (x) the cost incurred to construct or improve the applicable fixed or capital asset or (y) the fair market value of the applicable fixed or capital asset immediately after giving effect to such construction or improvement, and (iii) a Prepayment Offer is made in accordance with Section 2.05(b) of the Credit Agreement; and (b) all extensions, renewals, refinancings and replacements by any Subsidiary of Guarantor of any such Debt, provided that no such extension, renewal, refinancing or replacement shall result in an increase in the outstanding principal amount of such Debt in excess of that in effect immediately prior to giving effect to such extension, renewal, refinancing or replacement;

(2) (a) Debt of any Subsidiary of Guarantor incurred to finance the acquisition, construction or improvement of any fixed or capital asset (other than those constituting a Specified Property or any part thereof), provided that (i) such Debt is incurred prior to or within 180 days after the acquisition of, or the completion of construction or improvement of, such fixed or capital asset, and (ii) the aggregate outstanding principal amount of such Debt does not exceed at any time the lesser of (x) the cost incurred to acquire, construct or improve the applicable fixed or capital asset or (y) the fair market value of the applicable fixed or capital asset immediately after giving effect to such acquisition, construction or improvement and (b) all extensions, renewals, refinancings and replacements by any Subsidiary of Guarantor of any such Debt, provided that no such extension, renewal, refinancing or replacement shall result in an increase in the outstanding principal amount of such Debt in excess of that in effect immediately prior to giving effect to such extension, renewal, refinancing or replacement except by an amount equal to any premium, accrued interest, and reasonable fees and expenses incurred in connection therewith

(3) (a) Debt of any Subsidiary of Guarantor incurred to finance the acquisition of other assets (including Equity Interests), business or Persons, or any merger or consolidation of any Person with or into the Guarantor or one of its Subsidiaries, provided that (i) such Debt is incurred prior to or within 180 days after the acquisition of such other assets, business or Persons, or merger or consolidation, and (ii) the aggregate outstanding principal amount of such Debt does not exceed at any time the lesser of (x) the cost incurred to acquire such assets, business or Person or (y) the fair market value of such assets, business or Persons, immediately after giving effect to such acquisition, merger or consolidation and (b) all extensions, renewals, refinancings and replacements by any Subsidiary of Guarantor of any such Debt, provided that no such extension, renewal, refinancing or replacement shall result in an increase in the outstanding principal amount of such Debt in excess of that in effect immediately prior to giving effect to such extension, renewal, refinancing or replacement except by an amount equal to any premium, accrued interest, and reasonable fees and expenses incurred in connection therewith;

Schedule 8(d)-2 to Guaranty

(4) (a) Debt of any Subsidiary of Guarantor incurred to finance the acquisition, construction or improvement of the Pellet Project 3 Property, provided that (i) such Debt is incurred prior to or within 180 days after the acquisition of, or the completion of construction or improvement of, the Pellet Project 3 Property, and (ii) the aggregate outstanding principal amount of such Debt does not exceed at any time the lesser of (x) 50% of the cost incurred to acquire, construct or improve the applicable fixed or capital asset or (y) 50% of the fair market value of the applicable fixed or capital asset immediately after giving effect to such acquisition, construction or improvement and (b) all extensions, renewals, refinancings and replacements by any Subsidiary of Guarantor of any such Debt, provided that no such extension, renewal, refinancing or replacement shall result in an increase in the outstanding principal amount of such Debt in excess of that in effect immediately prior to giving effect to such extension, renewal, refinancing or replacement except by an amount equal to any premium, accrued interest, and reasonable fees and expenses incurred in connection therewith;

(5) (a) Debt of any Subsidiary of Guarantor incurred to finance the acquisition, construction or improvement of the Pellet Project 4 Property, provided that (i) such Debt is incurred prior to or within 180 days after the acquisition of, or the completion of construction or improvement of, the Pellet Project 4 Property, and (ii) the aggregate outstanding principal amount of such Debt does not exceed at any time $14,000,000 and (b) all extensions, renewals, refinancings and replacements by any Subsidiary of Guarantor of any such Debt, provided that no such extension, renewal, refinancing or replacement shall result in an increase in the outstanding principal amount of such Debt in excess of that in effect immediately prior to giving effect to such extension, renewal, refinancing or replacement except by an amount equal to any premium, accrued interest, and reasonable fees and expenses incurred in connection therewith;

(6) Debt consisting of capital lease obligations of Guarantor or any of its Subsidiaries the aggregate outstanding amount of which does not exceed $75,000,000 at any one time;

(7) Debt of Guarantor or any of its Subsidiaries under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(8) Debt of Guarantor or any of its Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any time outstanding (of which an aggregate principal amount thereof not in excess of $2,500,000 at any time outstanding may be secured Debt);

(9) Debt of Guarantor or any of its Subsidiaries described in clause (c) of the definition of “Debt” in the Credit Agreement incurred in the ordinary course and arising under unsecured Swap Agreements that are not speculative in nature;

(10) Debt of any Subsidiary of Guarantor in respect of loans from a Governmental Authority or quasi-Governmental Authority in connection with economic development or incentive programs in an aggregate principal amount not in excess of $5,000,000 at any time outstanding;

Schedule 8(d)-2 to Guaranty

(11) unsecured Debt of Guarantor that (i) is subordinated to the Guaranteed Obligations on terms reasonably satisfactory to the Lender Parties, (ii) matures after, and does not provide for any scheduled amortization, other scheduled payments of principal or mandatory prepayment, repurchase or redemption requirements (other than mandatory prepayment, repurchase or redemption requirements triggered upon the occurrence of a “change of control” or an “asset sale”) that apply, prior to the 91st day following the Stated Maturity Date, (iii) has terms and conditions (other than subordination terms), taken as a whole, that are not materially less favorable to Guarantor than the terms and conditions customary at the time for subordinated debt securities, and (iv) has interest rate terms no worse than the then prevailing-market terms for subordinated debt securities of such type; and

(12) Debt of Guarantor (including, for any guarantee by Guarantor of any Debt of any Subsidiary of Guarantor) incurred with the prior written consent of the Required Lenders;

it being understood and agreed with respect to clauses (4) and (5) hereof that amounts in excess of the amounts allowed pursuant thereto shall be permitted to be incurred pursuant to clause (1) hereof to the extent the applicable requirements under such clause (1) are met.

Schedule 8(d)-2 to Guaranty

SCHEDULE 8(e)-1

EXISTING LIENS

1.	Liens securing the Debt listed in clauses (1) through (15) of Schedule 8(d)-1.

Schedule 8(e)-1 to Guaranty

SCHEDULE 8(e)-2

PERMITTED LIENS

(1) any Lien existing on any property or asset prior to the acquisition thereof or existing on any property or assets of any Person that becomes a Subsidiary of Guarantor after the date hereof prior to the time such Person becomes a Subsidiary of Guarantor, as the case may be; provided that (i) such Lien does not apply to any other property or assets of Guarantor or any Subsidiary of Guarantor and (ii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of Guarantor, as the case may be;

(2) Liens for taxes not yet delinquent or which are being contested in compliance with Section 6(k) (as if Section 6(k) were applicable to such Person);

(3) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 6(k) (as if Section 6(k) were applicable to such Person);

(4) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(5) deposits to secure the performance of bids, trade contracts (other than for Debt), leases (other than capital lease obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(6) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Guarantor or any of its Subsidiaries;

(7) security interests in property or assets hereafter acquired (or, in the case of improvements, constructed); provided that (i) such security interests secure Debt that is permitted by either clause (1), (2), (3), (4) or (5) of Schedule 8(d)-2, as applicable, (ii) such security interests are incurred, and the Debt secured thereby is created, within 180 days after such acquisition (or construction), (iii) the amount of Debt secured thereby does not exceed the applicable amount of Debt that is permitted by clause (1), (2), (3), (4) or (5) of Schedule 8(d)-2, and (iv) such security interests do not apply to any other property or assets of Guarantor or any Subsidiary of Guarantor;

(8) judgment Liens securing judgments not constituting an Event of Default under clause (i) of Section 6.01 of the Credit Agreement;

(9) Liens securing secured Debt permitted by clause (8) of Schedule 8(d)-2,

Schedule 8(e)-2 to Guaranty

(10) Liens securing Debt permitted by clause (6) of Schedule 8(d)-2; provided that the Debt secured thereby does not exceed the fair market value of such assets;

(11) other Liens securing liabilities in an aggregate amount not to exceed $1,000,000 at any time outstanding; and

(12) Permitted Liens.

Schedule 8(e)-2 to Guaranty